August 27, 1997

202-639-7065


Flagship Admiral Funds Inc.
333 West Wacker Drive
Chicago, Illinois 60606

		Re:	Rule 24f-2 Notice

Ladies and Gentlemen:

We have acted as special counsel to Flagship Admiral Funds Inc., a Maryland corporation (the "Corporation"), with respect to the Class A Shares and Class C Shares, where applicable (collectively, the "Shares"), of the Flagship Utility Income Fund Portfolio Stock, the Golden Rainbow - A James Advised Mutual Fund Portfolio Stock, the Flagship Limited Term U.S.
Government Fund, and the Flagship Intermediate U.S. Government Fund (collectively, the "Series"), in connection with the Corporation's registration, pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), of an indefinite number of its Shares, par value $.001 per share, under the Securities Act of 1933, as amended (the "1933 Act"). We understand that, pursuant to Rule 24f-2, the Corporation proposes to file a notice for the above series (the "Notice") with the Securities and Exchange Commission (the "Commission") with respect to the fiscal year ended June 30, 1997, in order to make definite in number the registration of the Shares in the aggregate amount of $18,366,597. This opinion is being delivered to you in connection with the Corporation's filing of such Notice.

In connection with this opinion, we have reviewed, among other things, executed copies of the following documents:

(a)	a certificate of the Secretary of State of the State of Maryland as
to the existence of the Corporation;

(b)	copies, certified by the Secretary of State of the State of
Maryland, of the Corporation's Articles of Incorporation, including all amendments and other supplements thereto on file in the office of the Secretary of State (the "Corporation Charter");

(c)	a certificate executed by Richard P. Davis, who served as the acting President of the Corporation throughout the period from July 1, 1996 to the close of business on January 30, 1997, certifying as to the issuance of the Shares in accordance with the Corporation Charter and By-Laws, as amended (the "Corporation By-Laws"), during that period, and as to the receipt by the Corporation of the net asset value of the Shares covered by the Notice during that period;

(d)	a certificate executed by Michael D. Kalbfleisch, who served as the Secretary of the Corporation throughout the period from July 1, 1996 to the close of business on January 30, 1997, certifying as to, and attaching copies of, the Corporation Charter, Corporation By-Laws, and certain resolutions of the Board of the Corporation authorizing the issuance of the Shares covered by the Notice during that period;

(e)	a certificate executed by H. William Stabenow, the Treasurer of the Corporation since January 31, 1997, certifying as to the issuance of the Shares in accordance with the Corporation Charter and By-Laws (the "Corporation By-Laws"), from January 31, 1997 to June 30, 1997, and as to the receipt by the Corporation of the net asset value of the Shares covered by the Notice during that period; and

(f)	a certificate executed by Karen L. Healy, an Assistant Secretary of the Corporation since January 31, 1997, certifying as to, and attaching copies of, the Corporation Charter; and certifying as to the Corporation By-Laws and certain resolutions of the Board in effect as of the close of business on January 30, 1997, that those Corporation By-Laws and certain resolutions were not amended, altered, or repealed, and remained in full force and effect during the period from January 31, 1997 to June 30, 1997.

In our capacity as counsel to the Corporation, we have examined the originals, or certified, conformed or reproduced copies, of all records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all original or certified copies, and the conformity to original or certified copies of all copies submitted to us as conformed or reproduced copies. As to various questions of fact relevant to such opinion, we have relied upon, and assume the accuracy of, certificates and oral or written statements of public officials and officers or representatives of the Corporation.

Based upon, and subject to, the limitations set forth herein, we are of the opinion that the Shares covered by the Notice, when issued, in the aggregate amount of $18,366,597, were legally issued, fully paid, and nonassessable.

The opinion expressed herein is limited to the laws of the State of Maryland.

Very truly yours,

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON

By:


Thomas S. Harman